                                                                    Exhibit 99.1

NEWS FROM

                                             (INDEPENDENT BANK CORPORATION LOGO)

FOR IMMEDIATE RELEASE                               CONTACT: Robert N. Shuster
                                                    Executive Vice President and
Date Submitted: July 27, 2006                       Chief Financial Officer
NASDAQ Symbol: IBCP                                 #616/522-1765

                          INDEPENDENT BANK CORPORATION
                       REPORTS SECOND QUARTER 2006 RESULTS

IONIA, Michigan, July 27, 2006 . . . Independent Bank Corporation (Nasdaq:
IBCP), a Michigan-based bank holding company reported that its second quarter 2006 net income was $10.6 million or $0.48 per diluted share. A year earlier, net income totaled $12.1 million or $0.53 per diluted share. Return on average equity and return on average assets were 16.65% and 1.25%, respectively in the second quarter of 2006 compared to 19.84% and 1.52%, respectively in 2005.

The Company's net income for the six months ended June 30, 2006 totaled $22.9 million or $1.03 per diluted share. Net income for the first six months of 2005 was $23.4 million or $1.03 per diluted share.

The decline in the comparative quarterly net income was primarily due to the following factors:

     - Net interest income decreased by $1.0 million as the benefits of loan growth (a 10.6% growth rate over the past twelve months and a 7.6% annualized growth rate in the first six months of 2006) were more than offset by a decline in the net interest margin.

     - A goodwill impairment charge of $0.6 million was recorded in the second quarter of 2006 at First Home Financial, the Company's mobile home lending subsidiary that was acquired in 1998.

     -    Net gains on sales of securities declined by $1.1 million.

     - Offsetting the above items, the accrual for performance based compensation was reduced by approximately $1.2 million based upon the Company's incentive compensation plan and targets established for all of 2006.

Commenting on the Company's results, President and CEO, Michael M. Magee stated, "Our profitability in the second quarter of 2006 was adversely impacted by both the flat yield curve and competition for deposits and loans which continued to pressure our net interest margin. Net interest income declined by $1.5 million on a comparative quarterly basis in our insurance premium finance segment as growth in the balance of finance receivables was more than offset by a significant decline in margins. Our banks actually achieved a $0.5 million increase in net interest income on a comparative quarterly basis, despite persistent margin pressures. We believe that the margins in our insurance premium finance segment will stabilize once the Fed interest rate tightening cycle ends. In response to these challenges we have just completed another round of cost reductions (primarily concentrated in our mortgage-banking operations) that are expected to decrease our non-interest expenses by approximately $1.0 million annually. We are continuing to look at other areas for revenue enhancements or cost reductions that will assist us in working through the current challenging economic environment. However, we are optimistic that in addition to these proactive steps, the conditions that are currently eroding our net interest margin will begin to abate by year end."

The Company's tax equivalent net interest income totaled $35.1 million during the second quarter of 2006, which represents a $1.0 million or 2.7% decrease from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.7 million and $1.6 million for the second quarters of 2006 and 2005, respectively, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income primarily reflects a 42 basis point decline in the Company's tax equivalent net interest income as a percent of average interest-earning assets (the "net interest margin") that was partially offset by a $193.6 million increase in the balance of average interest-earning assets.

The increase in average interest-earning assets is due to growth in all categories of loans. The net interest margin was equal to 4.47% during the second quarter of 2006 compared to 4.89% in the second quarter of 2005. The tax equivalent yield on average interest-earning assets rose to 7.66% in the second quarter of 2006 from 7.06% in the second quarter of 2005. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 102 basis point rise in the Company's interest expense as a percentage of average interest-earning assets (the "cost of funds") to 3.19% during the second quarter of 2006 from 2.17% during the second quarter of 2005. The increase in the Company's cost of funds reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $5.0 million in the second quarter of 2006, a $0.1 million or 1.2% decrease from the comparable period in 2005. VISA check card interchange income increased by 27.2%, to $0.9 million for the second quarter of 2006 from $0.7 million for the second quarter of 2005. The increase in interchange income resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.2 million and $1.3 million in the second quarters of 2006 and 2005, respectively. Real estate mortgage loan sales totaled $73.2 million in the second quarter of 2006 compared to $96.0 million in the second quarter of 2005. Real estate mortgage loans originated totaled $135.8 million in the second quarter of 2006 and $187.0 million in the comparable quarter of 2005. The declines in both mortgage loan sales and origination volumes primarily reflect the impact of higher interest rates resulting in a decrease in mortgage lending activity. Loans held for sale were $31.3 million at June 30, 2006, compared to $28.6 million at December 31, 2005.

The second quarter of 2006 included $0.2 million in securities gains due primarily to the sale of $1.1 million of Fannie Mae preferred stock. The Company had previously recorded a $0.1 million other than temporary impairment charge on this security. The second quarter of 2005 included approximately $1.3 million of net gains on securities sales. During the second quarter of 2005 the holding company liquidated its portfolio of four different bank stocks which generated gains of approximately $1.4 million. These gains were partially offset by a $0.1 million other then temporary impairment charge recorded on Fannie Mae and Freddie Mac preferred stocks.

Income from real estate mortgage loan servicing was $0.6 million and $0.2 million in the second quarters of 2006 and 2005, respectively. This increase is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

                                                             Quarter Ended
                                                             (in thousands)
                                                       -------------------------
                                                       06/30/06      06/30/05
                                                       --------   --------------
Balance at beginning of period                          $13,728       $12,255
Servicing rights capitalized                                760           824
Amortization                                               (371)         (479)
Decrease (increase) in impairment reserve                    11          (285)
                                                        -------       -------
Balance at end of period                                $14,128       $12,315
                                                        -------       -------
Impairment reserve at period end                        $    --       $   432
                                                        -------       -------

The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At June 30, 2006, the Company was servicing approximately $1.52 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.92%, a weighted average service fee of 25.9 basis points and an estimated fair market value of $20.7 million.

Non-interest expense totaled $26.8 million in the second quarter of 2006, an increase of $0.7 million, or 2.7%, compared to the second quarter of 2005. The Company accrues for performance based compensation (expected annual cash bonuses, equity based compensation and the employee stock ownership plan contribution) based on the provisions of the incentive compensation plan and the performance targets established by the Company's Board of Directors. Based on the Company's actual operating results for the first six months of 2006 as compared to the established incentive compensation plan targets, performance based compensation was reduced by $1.2 million during the second quarter of 2006. The addition of new branch and loan production offices resulted in increases in such costs as occupancy, furniture and equipment and data processing. Compensation and employee benefits expenses in 2006 were also impacted by merit pay increases that were effective January 1, 2006.

The second quarter of 2006 included a goodwill impairment charge of $0.6 million at First Home Financial (FHF) which the Company acquired in 1998. FHF is a loan origination company based in Grand Rapids, Michigan that specializes in the financing of manufactured homes located in mobile home parks or communities. This industry has faced a challenging environment as several buyers of this type of loan have exited the market or materially altered the guidelines under which they will purchase such loans. Further, regulatory changes have reduced the opportunity to generate revenues on the sale of insurance related to this type of lending. As a result, revenues and profits have declined at FHF over the last few years and have continued to decline in 2006. The Company tests goodwill for impairment and based on the fair value of FHF (as determined by a valuation completed by a third party) the goodwill associated with FHF was reduced from $1.5 million to $0.9 million. Since the Company acquired the stock of FHF, no income tax benefit was recorded related to the $0.6 million goodwill impairment charge.

A breakdown of non-performing loans by loan type is as follows:

Loan Type                    6/30/2006   12/31/2005   6/30/2005
---------                    ---------   ----------   ---------
                                    (Dollars in Millions)
Commercial                    $  10.8      $   5.2     $  14.6
Commercial guaranteed
   under federal program           --           --         1.3
Consumer                          1.8          2.3         1.9
Real estate mortgage              8.0          7.2         6.2
Finance receivables               3.5          3.3         3.5
                              -------      -------     -------
   Total                      $  24.1      $  18.0     $  27.5
                              =======      =======     =======
Ratio of non-performing
   loans to total
   portfolio loans               0.91%        0.70%       1.15%
                              =======      =======     =======
Ratio of the allowance for
   loan losses to
   non-performing loans        101.52%      127.95%      93.58%
                              =======      =======     =======

The increase in non-performing loans since year end 2005 is due primarily to an increase in non-performing commercial loans. The increase in non-performing commercial loans is due primarily to two commercial real estate loan relationships becoming over 90 days past due during the first quarter of 2006. One of these loans with a balance of $3.6 million is secured by a low/moderate income apartment complex. The Company has commenced collection of this credit through foreclosure and has established a specific allowance for loss of $0.3 million. A new general partner has been appointed to manage this property and a potential refinancing of this credit by a third-party is pending. The second commercial real estate loan has a balance of $1.5 million and is secured by vacant land. A sale of the real estate securing this loan is pending the clearance of certain conditions (primarily related to the removal of subordinate liens). The consummation of this sale is expected to cure this default. Other real estate and repossessed assets totaled $1.9 million at June 30, 2006 compared to $2.1 million at December 31, 2005.

The provision for loan losses was approximately $2.7 million and $2.5 million in the second quarters of 2006 and 2005, respectively. The level of the provision for loan losses in each period reflects the Company's assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs were $1.8 million (0.27% annualized of average loans) in the second quarter of 2006 compared to $1.5 million (0.26% annualized of average loans) in the second quarter of 2005. At June 30, 2006, the allowance for loan losses totaled $24.5 million, or 0.92% of portfolio loans compared to $23.0 million or 0.90% of portfolio loans at December 31, 2005.

Total assets were $3.44 billion at June 30, 2006, compared to $3.36 billion at December 31, 2005. Loans, excluding loans held for sale, increased to $2.65 billion at June 30, 2006, from $2.56 billion at December 31, 2005. The increase in loans reflects growth in all categories of lending - commercial, real estate mortgage, installment and finance receivables. Deposits totaled $2.71 billion at June 30, 2006, an increase of $69.3 million from December 31, 2005. Stockholders' equity totaled $256.5 million at June 30, 2006, or 7.45% of total assets, and represents a net book value per share of $11.73.

ABOUT INDEPENDENT BANK CORPORATION

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan's Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                  INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition

                                                                     June 30,    December 31,
                                                                       2006          2005
                                                                    ----------   ------------
                                                                           (unaudited)
                                                                    -------------------------
                                                                          (in thousands)
Assets
Cash and due from banks                                             $   77,776    $   67,586
Securities available for sale                                          452,347       483,447
Federal Home Loan Bank stock, at cost                                   17,322        17,322
Loans held for sale                                                     31,329        28,569
Loans
   Commercial                                                        1,053,067     1,030,095
   Real estate mortgage                                                859,523       852,742
   Installment                                                         329,313       304,053
   Finance receivables                                                 411,134       368,871
                                                                    ----------    ----------
      Total Loans                                                    2,653,037     2,555,761
   Allowance for loan losses                                           (24,480)      (23,035)
                                                                    ----------    ----------
      Net Loans                                                      2,628,557     2,532,726
Property and equipment, net                                             67,243        63,173
Bank owned life insurance                                               40,271        39,451
Goodwill                                                                55,805        55,946
Other intangibles                                                        9,443        10,729
Accrued income and other assets                                         62,628        56,899
                                                                    ----------    ----------
      Total Assets                                                  $3,442,721    $3,355,848
                                                                    ==========    ==========
Liabilities and Shareholders' Equity
Deposits
   Non-interest bearing                                             $  301,787    $  295,151
   Savings and NOW                                                     837,358       861,277
   Time                                                              1,571,191     1,484,629
                                                                    ----------    ----------
      Total Deposits                                                 2,710,336     2,641,057
Federal funds purchased                                                108,197        80,299
Other borrowings                                                       201,341       227,047
Subordinated debentures                                                 64,197        64,197
Financed premiums payable                                               45,419        35,378
Accrued expenses and other liabilities                                  56,717        59,611
                                                                    ----------    ----------
      Total Liabilities                                              3,186,207     3,107,589
                                                                    ----------    ----------
Shareholders' Equity
   Preferred stock, no par value--200,000 shares authorized; none outstanding
   Common stock, $1.00 par value--40,000,000 shares authorized;
      issued and outstanding: 21,862,154 shares at June 30, 2006
      and 21,991,001 shares at December 31, 2005                        21,862        21,991
   Capital surplus                                                     176,109       179,913
   Retained earnings                                                    55,691        41,486
   Accumulated other comprehensive income                                2,852         4,869
                                                                    ----------    ----------
      Total Shareholders' Equity                                       256,514       248,259
                                                                    ----------    ----------
      Total Liabilities and Shareholders' Equity                    $3,442,721    $3,355,848
                                                                    ==========    ==========

                  INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                                  Three Months      Six Months Ended
                                                                 Ended June 30,         June 30,
                                                               -----------------   ------------------
                                                                 2006      2005      2006       2005
                                                               -------   -------   --------   -------
                                                                  (unaudited)          (unaudited)
                                                               -----------------   ------------------
                                                                   (in thousands, except per share
                                                                              amounts)
Interest Income
   Interest and fees on loans                                  $52,605   $43,985   $102,522   $85,170
   Securities available for sale
      Taxable                                                    2,797     3,561      5,645     7,253
      Tax-exempt                                                 2,851     2,736      5,720     5,304
   Other investments                                               199       123        422       335
                                                               -------   -------   --------   -------
         Total Interest Income                                  58,452    50,405    114,309    98,062
                                                               -------   -------   --------   -------
Interest Expense
   Deposits                                                     19,343    10,664     37,314    19,838
   Other borrowings                                              5,707     5,307     10,031    10,269
                                                               -------   -------   --------   -------
         Total Interest Expense                                 25,050    15,971     47,345    30,107
                                                               -------   -------   --------   -------
         Net Interest Income                                    33,402    34,434     66,964    67,955
Provision for loan losses                                        2,711     2,528      4,297     4,134
                                                               -------   -------   --------   -------
         Net Interest Income After Provision for Loan Losses    30,691    31,906     62,667    63,821
                                                               -------   -------   --------   -------
Non-interest Income
   Service charges on deposit accounts                           5,031     5,094      9,499     9,312
   Mepco litigation settlement                                                        2,800
   Net gains on assets
      Real estate mortgage loans                                 1,188     1,307      2,214     2,695
      Securities                                                   171     1,283        171     1,251
   Title insurance fees                                            440       468        882       965
   Manufactured home loan origination fees and commissions         247       337        486       611
   VISA check card interchange income                              871       685      1,662     1,307
   Real estate mortgage loan servicing                             621       174      1,274     1,238
   Other income                                                  2,276     1,958      4,395     3,828
                                                               -------   -------   --------   -------
         Total Non-interest Income                              10,845    11,306     23,383    21,207
                                                               -------   -------   --------   -------
Non-interest Expense
   Compensation and employee benefits                           12,693    13,177     26,696    26,656
   Occupancy, net                                                2,513     2,103      5,281     4,341
   Furniture, fixtures and equipment                             1,771     1,715      3,602     3,513
   Data processing                                               1,485     1,247      2,889     2,390
   Advertising                                                   1,055     1,099      2,075     2,078
   Goodwill impairment                                             612                  612
   Other expenses                                                6,717     6,801     14,707    13,366
                                                               -------   -------   --------   -------
         Total Non-interest Expense                             26,846    26,142     55,862    52,344
                                                               -------   -------   --------   -------
         Income Before Income Tax                               14,690    17,070     30,188    32,684
Income tax expense                                               4,088     4,944      7,243     9,257
                                                               -------   -------   --------   -------
         Net Income                                            $10,602   $12,126   $ 22,945   $23,427
                                                               =======   =======   ========   =======

                  INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
                             Selected Financial Data

                                                      Three Months Ended           Six Months Ended
                                                           June 30,                    June 30,
                                                  -------------------------   -------------------------
                                                      2006          2005          2006          2005
                                                  -----------   -----------   -----------   -----------
                                                         (unaudited)                 (unaudited)
Per Share Data (A)
Net Income
   Basic                                          $       .49   $       .54   $      1.05   $      1.05
   Diluted                                                .48           .53          1.03          1.03
Cash dividends declared                                   .20           .18           .40           .36
Selected Ratios
As a percent of average interest-earning assets
   Tax equivalent interest income                        7.66%         7.06%         7.58%         6.99%
   Interest expense                                      3.19          2.17          3.06          2.08
   Tax equivalent net interest income                    4.47          4.89          4.52          4.91
Net income to
   Average equity                                       16.65%        19.84%        18.37%        19.61%
   Average assets                                        1.25          1.52          1.37          1.49
Average Shares (A)
   Basic                                           21,851,546    22,260,866    21,848,724    22,275,528
   Diluted                                         22,210,745    22,668,609    22,215,329    22,712,401

(A) Restated to give effect to a 5% stock dividend paid in September 2005. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.